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                                                                     Exhibit 12

GTE South Incorporated
STATEMENT OF THE RATIO OF EARNINGS TO FIXED CHARGES

(Thousands of Dollars)


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
                                                                  Nine Months Ended
                                                                  September 30, 1997
                                                                  ------------------
Net earnings available for fixed charges:
  Income from continuing operations                               $          214,430
  Add - Income taxes                                                         131,854
       - Fixed charges                                                        47,065
                                                                  ------------------
Adjusted earnings                                                 $          393,349
                                                                  ==================
Fixed charges:
  Interest expense                                                $           42,374
  Portion of rent expense
     representing interest                                                     4,691
                                                                  ------------------
Adjusted fixed charges                                            $           47,065
                                                                  ==================

RATIO OF EARNINGS TO FIXED CHARGES                                              8.36
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